Exhibit 4.2

AMENDED AND RESTATED CERTIFICATE OF DESIGNATION

OF THE RIGHTS, PREFERENCES, PRIVILEGES

AND RESTRICTIONS OF THE

PREFERRED SERIES B STOCK

OF GUARD DOG, INC,

(Pursuant to Section 78.195 et seq of the Nevada General Corporation law)

The undersigned, being all of the directors of Guard Dog, Inc., a Nevada corporation (the “Company”), hereby certify that it took the following corporate actions and adopted the following resolutions upon unanimous vote of the Corporation’s directors adopted and approved by a super-majority of votes of said Corporation, both effected September 3, 2013:

WHEREAS, the directors believe that it is in the best interests of the Corporation to clarify and, as appropriate, amend the previously approved series of common and preferred stock and establish the respective terms, designations, relative rights, preferences and limitations of same by filing a Certificate of Designation for each with the State of Nevada, and

WHEREAS, with respect to the Preferred Series B stock (formerly known as Preferred Class B stock) the directors believe that it is in the best interests of the Corporation to ratify the previously approved designations, relative rights, preferences and limitations of the Preferred Series B Stock with amended sections included herein in order to provide clarity for shareholders and the public in a Certificate of Designation and to file this Certificate of Designation with the State of Nevada; and

NOW, THEREFORE, BE IT

RESOLVED, that pursuant to the authority vested in the Board of Directors of the corporation by the Nevada Revised Statutes and in accordance with the provisions of its Articles of Incorporation, in addition to common stock, a class of preferred stock of the Corporation known as its Preferred Series B Stock is hereby ratified and provided for and the Board of Directors hereby fixes, states and expresses the terms, designations, relative rights, preferences and limitations of such class in addition to those set forth in said Articles of Incorporation, as amended, to be in their entirely as follows:

1.       Designation of Preferred Series B Stock. Preferred Class B stock is hereby re-designated as Preferred Series B Stock and ratified. Of the 6,010,000,000 shares of the Corporation’s authorized stock, 35,500,000 shall hereby be designated as Preferred Stock, of which 1,500,000 shall hereby be

CERTIFICATE OF DESIGNATION - PREFERRED SERIES B - 1

designated as Preferred Class B Stock with a par value of $0.0001.

2.	Issuance; Rank; secured. The Preferred Series B stock shall rank senior to the Common Stock and any other capital stock of the Corporation ranking junior to the Preferred Series B stock as to dividends and upon liquidation, dissolution or winding up, The Preferred Series B stock is secured by assets of the Corporation.

3.	Dividends. No dividends shall be declared or paid upon the Preferred Series B stock.

4.	Liquidation. Dissolution or Winding Dp. Matters relating to liquidation, dissolution or winding up of this Corporation shall be as provided in the General Corporation Law. Generally Preferred Series B stock shall be senior to the Common and equal to all other classes of Preferred Stock.

5.	Voting. Holder(s) of shares of Preferred Series B are entitled to vote on any corporate matters at a ratio of one vote for each Preferred share with Common Stock and on matters affecting rights as a Preferred B shareholder.

6	Optional Conversion. The holders of preferred Series B shall have conversion rights as follows:

6.1	Right to Convert. Each share of Preferred Series B shall be convertible, at the option of the holder thereof’ at any time and from time to time, into 1(1:1) share of fully paid and non-assessable Common Stock. The conversion price at which shares of Common Stock shall be deliverable upon conversion of the Preferred B without payment of additional consideration by the holder thereof (the “Conversion Price”) is zero. Upon a liquidation Event of the Corporation, the Conversion Rights shall terminate at the close of business on the first full day preceding the date fixed for the payment of any amounts distributable on liquidation to the holders of shares of Preferred Series B stock.
6.2	Mechanics of Conversion.

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6.2.1        Surrender of Certificate: In order for a holder to convert shares of Preferred Series B into shares of Common Stock, such bolder shall surrender the certificate or certificates for such shares of Preferred Series B at the office of the transfer agent for such shares (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Preferred Series B represented by such certificate or certificates. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his or her or its attorney-in-fact duly authorized in writing. The date of receipt of such certificates and notice by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) shall be the conversion date (the “Conversion Date”), The Corporation shall, as soon as practicable after the Conversion Date, issue and deliver at such office to such holder of shares of Preferred Series B, or to his or her or its nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled. Such conversion shall he deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Series B to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of common stock as of such date. If the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act of 1933, as amended (the “Securities Act”), the conversion may, at the option of any holder tendering shares of Preferred Series B Stock for conversion, be conditioned upon the closing of the sale of securities pursuant to such offering in which event the person entitled to receive the Common Stock issuable upon such conversion of the shares of Common Stock shall not be deemed to have converted such shares of Preferred Series B until immediately prior to the closing of such sale of securities.

6.2.2         No further Rights: All shares of Preferred Series B that shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and dividends or to vote, shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor. Any shares of Preferred Series B converted shall be retired and canceled and shall not be reissued, and the Corporation may from time to time take such appropriate action as may be necessary to eliminate the authorized Preferred Series B or reduce the authorized number thereof as may be appropriate accordingly.

CERTIFICATE OF DESIGNATION - PREFERRED SERIES B - 3

6.3	No Impairment: The Corporation will not, by amendment of its Articles of Incorporation or through, any reorganization,, transfar of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all of the provisions of this Section 6 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the shares of Preferred Series B against impairment.

FURTHER RESOLVED, that a Certificate Of Designation shall be filed with the State of Nevada setting forth these terms, designation, relative rights, preferences and limitations.

FURTHER RESOLVED, that each Officer of the Company is hereby authorized, empowered and directed on behalf of the Company to execute and deliver, on behalf of the Company, any and all documents necessary to file the Certificate of Designation and to otherwise enable the Company to issue the Preferred Series B.

Dated this 3rd day of September, 2013.

Bill Schaefer, Director

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